Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-237831 and 333-188118) pertaining to the Lockheed Martin Corporation Hourly Employee Savings Plan Plus of our report dated June 27, 2023, with respect to the financial statements and supplemental schedule of the Lockheed Martin Corporation Hourly Employee Savings Plan Plus included in this Annual Report (Form 11-K) for the year ended December 31, 2022.
/s/ Mitchell & Titus, LLP
Washington, D.C.
June 27, 2023